Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HARDINGE HOLDINGS, LLC,

HARDINGE MERGER SUB, INC.
and

HARDINGE INC.
Dated as of February 12, 2018

i

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions 2
ARTICLE II

THE MERGER

Section 2.1	The Merger 2

Section 2.2	The Closing 2

Section 2.3	Effective Time 3

Section 2.4	Certificate of Incorporation and Bylaws 3

Section 2.5	Board of Directors 3

Section 2.6	Officers 3
ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Securities 4

Section 3.2	Exchange of Certificates 5

Section 3.3	Company Options, Company Stock Units, Company Restricted Shares 7

Section 3.4	Lost Certificates 8

Section 3.5	Appraisal Rights 8

Section 3.6	Transfers; No Further Ownership Rights 8
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization and Qualification; Subsidiaries 9

Section 4.2	Capitalization 9

Section 4.3	Authority Relative to Agreement 10

Section 4.4	No Conflict; Required Filings and Consents 11

Section 4.5	Permits; Compliance With Laws 12

Section 4.6	Company SEC Documents; Financial Statements 13

ii

Section 4.7	Information Supplied 14

Section 4.8	Disclosure Controls and Procedures 14

Section 4.9	Absence of Certain Changes or Events 14

Section 4.10	No Undisclosed Liabilities 14

Section 4.11	Litigation 15

Section 4.12	Employee Benefit Plans 15

Section 4.13	Labor Matters 17

Section 4.14	Intellectual Property 18

Section 4.15	Taxes 20

Section 4.16	Material Contracts 21

Section 4.17	Real Property 24

Section 4.18	Environmental 25

Section 4.19	Vote Required 26

Section 4.20	Anti-Takeover Provisions 26

Section 4.21	Brokers 26

Section 4.22	Opinion of Financial Advisor 26

Section 4.23	Insurance 26

Section 4.24	No Other Representations or Warranties; Disclaimer 27
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Section 5.1	Organization and Qualification 27

Section 5.2	Authority Relative to Agreement; No Conflict 27

Section 5.3	Required Filings and Consents 29

Section 5.4	Litigation 29

Section 5.5	Absence of Certain Agreements 29

Section 5.6	Information Supplied 30

Section 5.7	Sufficient Funds 30

Section 5.8	Guaranty 31

Section 5.9	Capitalization of Acquisition Sub 32

Section 5.10	Interest in Competitors 32

Section 5.11	Investment Intention 32

Section 5.12	Brokers 32

Section 5.13	Solvency 33

Section 5.14	Share Ownership 33

Section 5.15	WARN Act 33

Section 5.16	Management Agreements 33

Section 5.17	CFIUS and DSS 34

Section 5.18	No Other Representations and Warranties; Disclaimer 34
ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1	Conduct of Business by the Company Pending the Merger 35

Section 6.2	Preparation of the Proxy Statement; Shareholders’ Meeting 39

Section 6.3	Appropriate Action; Consents; Filings 40

Section 6.4	Access to Information; Confidentiality 41

Section 6.5	Non-Solicitation; Competing Proposals 42

Section 6.6	Directors’ and Officers’ Indemnification and Insurance 46

Section 6.7	Notification of Certain Matters 49

Section 6.8	Public Announcements 49

Section 6.9	Employee Benefits. 50

Section 6.10	Conduct of Business by Parent Pending the Merger 51

Section 6.11	Financing 52

Section 6.12	Financing Cooperation 54

Section 6.13	Treatment of Existing Indebtedness 57

Section 6.14	Acquisition Sub 57

Section 6.15	No Control of the Company’s Business 57

Section 6.16	Rule 16b-3 Matters 57

Section 6.17	Stock Exchange De-Listing 58
ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1	Conditions to the Obligations of Each Party 58

Section 7.2	Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger 58

Section 7.3	Conditions to Obligation of the Company to Effect the Merger 59
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination 59

Section 8.2	Effect of Termination 62

Section 8.3	Termination Fees 63

Section 8.4	Amendment 66

Section 8.5	Extension; Waiver 67

Section 8.6	Expenses; Transfer Taxes 67
ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Non-Survival of Representations, Warranties and Agreements 67

Section 9.2	Notices 67

Section 9.3	Interpretation; Certain Definitions 69

Section 9.4	Severability 70

Section 9.5	Assignment 70

Section 9.6	Entire Agreement 71

Section 9.7	No Third-Party Beneficiaries 71

Section 9.8	Governing Law 71

Section 9.9	Specific Performance 72

Section 9.10	Consent to Jurisdiction 73

Section 9.11	Counterparts 73

Section 9.12	WAIVER OF JURY TRIAL 74

Section 9.13	No Joint Venture 74

Section 9.14	Failure or Delay Not Waiver; Remedies Cumulative 74

Section 9.15	No Recourse to Financing Sources 74

Appendix A Defined Terms    A1

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2018, (this “Agreement”), is made by and among Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), Hardinge Merger Sub, Inc., a New York corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Hardinge Inc., a New York corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company and Acquisition Sub each have determined that it is advisable, fair to and in the respective best interests of the Company and Acquisition Sub and each of their respective shareholders to effect a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the Business Corporation Law of the State of New York (the “NYBCL”) upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (excluding members of the Company’s board of directors who are affiliated with Parent) has unanimously (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders and (iii) subject to Section 6.5 of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s shareholders;
WHEREAS, the board of directors of each of Parent and Acquisition Sub have unanimously (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Acquisition Sub and its sole shareholder and (iii) recommended the adoption of this Agreement by Acquisition Sub’s sole shareholder;
WHEREAS, the sole shareholder of Acquisition Sub has adopted this Agreement and approved the transactions contemplated hereby;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company a limited guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub as set forth therein;
WHEREAS, (a) as of the date hereof, Privet Fund LP and Privet Fund Management LLC (each, a “Sponsor Entity” and collectively, the “Sponsor Entities”) together own 1,372,188 shares of Company Common Stock and (b) concurrently with the execution of this Agreement, the Sponsor Entities and the Company have entered into a support agreement (the “Support

Agreement”) in connection with the Merger, providing, among other things, that the Sponsor Entities will vote the shares of Company Common Stock owned, directly or indirectly, by them in favor of the adoption of this Agreement and take certain other actions in furtherance of the Merger as hereinafter provided; and
WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.
ARTICLE II

THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NYBCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Hardinge Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue its existence as a corporation under the laws of the State of New York and be governed by the laws of the State of New York.
Section 2.2    The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of Bryan Cave LLP; One Atlantic Center, 1201 W. Peachtree Street, N.W.; Atlanta, Georgia 30309, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3    Effective Time.
(a)    Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered for filing with the New York Department of State (the “Department of State”) in accordance with the NYBCL and duly make all filings and recordations required by the NYBCL in order to effectuate the Merger. The Merger shall become effective upon the acceptance for filing of the Certificate of Merger by the Department of State or, subject to the NYBCL, at such later date and time as agreed by the Company, Parent and Acquisition Sub in writing and specified in the Certificate of Merger (such date and time of filing or such later time as may be agreed to by Parent, Acquisition Sub and the Company and as set forth in the Certificate of Merger being hereinafter referred to as the “Effective Time”).
(b)    The Merger shall have the effects set forth in Section 906 of the NYBCL and this Agreement. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Surviving Corporation shall continue to be governed by the laws of the State of New York.
Section 2.4    Certificate of Incorporation and Bylaws. Subject to Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.5    Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.6    Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 3.1    Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
(a)    Treatment of Company Securities. Each share of common stock, $0.01 par value, of the Company (the “Company Common Stock”) held, directly or indirectly, by Parent or Acquisition Sub (it being agreed and understood that Privet Fund LP shall contribute its shares to Parent prior to the Closing Date) (the “Privet Shares”), shall remain outstanding after the Effective Time as shares of the Surviving Corporation, and no consideration or payment shall be delivered in exchange therefor or in respect thereof in connection with the Merger. For the avoidance of doubt, shares of Company Common Stock held by Privet Fund Management LLC shall not be contributed to Parent or Acquisition Sub prior to the Closing Date and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(b).
(b)    Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Privet Shares) shall be converted into the right to receive $18.50 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.
(c)    Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value, of the Surviving Corporation and together with the Privet Shares will constitute the only outstanding shares of capital stock of the Surviving Corporation.Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.2    Exchange of Certificates.
(a)    Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a bank, trust or similar company (the “Paying Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 3.1(b). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock (other than the Privet Shares) and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.
(b)    Letter of Transmittal. As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than holders of the Privet Shares) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which letter of transmittal and instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).
(c)    Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock (other than the Privet Shares) formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration in respect thereof.
(e)    No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    Investment of Exchange Fund. The Paying Agent may invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the

United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.
(g)    Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury regulations promulgated thereunder or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.3    Company Options, Company Stock Units, Company Restricted Shares.
(a)    Treatment of Company Options. As of the Effective Time, each Company Option (whether or not vested) that is outstanding shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option (determined as if all performance conditions have been achieved at the greater of (x) the target level and (y) actual performance through the date of the latest practicable date prior to the Closing Date, as determined by the compensation committee of the board of directors of the Company in its discretion (the “Company Compensation Committee”)) and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”). Following the Effective Time, any such canceled Company Option shall no longer be exercisable and shall only entitle the Company Option holder to the Option Cash Payment, which shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date).
(b)    Treatment of Company Stock Units . As of the Effective Time, each Company Stock Unit (whether or not vested) that is outstanding shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Unit (determined as if all performance conditions have been achieved at the greater of (x) the target level and (y) actual performance through the date of the latest practicable date prior to the Closing Date, as determined by the Company Compensation Committee) and (ii) the Merger Consideration (the “Stock Unit Cash Payment”). Following the Effective Time, any such canceled Company Stock Unit shall only entitle the Company Stock Unit holder to the Stock Unit Cash Payment, which shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date) provided that notwithstanding anything to the contrary herein, any payment in respect of a Company Stock Unit that, immediately prior to the Effective Time, was subject to Code Section 409A, shall be made at such time as is required to comply with Code Section 409A.
(c)    Treatment of Company Restricted Shares. As of the Effective Time, each Company Restricted Share that is outstanding and unvested shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the Merger Consideration (the “Restricted Share Cash Payment”). Following the Effective Time, any such canceled Company Restricted Share shall only entitle the Company Restricted Share holder to the Restricted Share Cash Payment, which shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date).
(d)    Prior to the Effective Time, the Company’s board of directors shall adopt any resolutions necessary to effectuate the provisions of this Section 3.3.
Section 3.4    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
Section 3.5    Appraisal Rights. Holders of shares of Company Common Stock are not entitled to appraisal rights under Section 910 of the NYBCL.
Section 3.6    Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”) or the Company Disclosure Letter to the extent that the applicable disclosure in the Company SEC Documents or the Company Disclosure Letter is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure; provided that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3 (Authority Relevant to Agreement), Section 4.20 (Anti-Takeover Provisions), Section 4.21 (Brokers), Section 4.22 (Opinion of Financial Advisor), the Company hereby represents and warrants to Parent as of the date hereof as follows:
Section 4.1    Organization and Qualification; Subsidiaries. (i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York, (ii) each of the Subsidiaries of the Company is a corporation, partnership or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and (iii) each of the Company and its Subsidiaries has the requisite entity power and authority to conduct its business as it is now being conducted, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company’s restated certificate of incorporation, certificate of amendment to the certificate of incorporation and by-laws, as currently in effect, are included in the Company SEC Documents and the Company is not in violation of any provision of such documents.
Section 4.2    Capitalization.
(a)    As of February 6, 2018, the authorized capital stock of the Company consisted of (i) 20,000,000 shares of Company Common Stock, 12,996,148 of which (including 26,125 Company Restricted Shares) were issued and outstanding, and (ii) 2,000,000 shares of the Company’s preferred stock, $0.01 par value per share, no shares of which were outstanding. As of February 6, 2018, 310,000 Company Options were issued and outstanding (assuming performance with respect to any performance-vesting Company Options is deemed satisfied at target) and 116,545 Company Stock Units were issued and outstanding (assuming performance with respect to any performance-vesting Company Stock Units is deemed satisfied at target). Except as set forth in the preceding sentence, as of the date hereof, there are no existing and outstanding (i) options, warrants, calls, subscriptions, preemptive or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, grant, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) other than the Support Agreement, voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.
(b)    Except as set forth on Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary, free and clear of all Liens except for restrictions imposed by applicable securities laws and Permitted Liens.
(c)    Except as set forth on Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.
Section 4.3    Authority Relative to Agreement.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Shareholder Approval and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Shareholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and, except for the Requisite Shareholder Approval and the occurrence of the Company Shareholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    The board of directors of the Company has, by resolutions duly adopted by the requisite vote of the directors constituting at least seventy-five percent (75%) of the Continuing Directors (as such term is defined in the Company’s Certificate of Incorporation) (assuming the accuracy of the representations and warranties set forth in Section 5.14), (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement, the Merger and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s shareholders, and (iii) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in this clause (iii)).
Section 4.4    No Conflict; Required Filings and Consents.
(a)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, by-laws, or other governing documents of like effect of the Company or its Subsidiaries in effect as of the Closing or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien or any Lien created as a result of any action taken by Parent or Acquisition Sub, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (i) (only with respect to the Company’s Subsidiaries that are not material), (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Company Material Adverse Effect.
(b)    No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Department of State in accordance with the NYBCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with Nasdaq Global Select Market, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.5    Permits; Compliance With Laws.
(a)    The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company and its Subsidiaries have since January 1, 2016 complied, and are now in compliance, in each case, with all (i) Laws applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound and (ii) Company Permits, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.5(b) does not apply to employee benefits matters, which are governed by Section 4.12, Intellectual Property matters, which are governed by Section 4.14, Tax matters, which are governed by Section 4.15, or environmental matters, which are governed by Section 4.18.
(c)    Neither the Company nor any of its employees, nor any Subsidiary nor its employees, requires a clearance from any Governmental Authority (including the U.S. Department of Defense) in order to perform its obligations pursuant to any existing Contract with, or bid for a Contract that as of the date hereof is outstanding or has been submitted or is planned to be submitted to, any Governmental Authority, other than any such clearances as have been obtained and are in effect or that are not material.

(d)    Except for such matters that would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) none of the Company, its Subsidiaries or their respective employees and representatives have (A) used any corporate, Company (and/or Subsidiary) funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made, offered, promised or authorized any direct or indirect unlawful payments or anything of value from corporate funds to any foreign or domestic government employee or official for the purpose of influencing any act or decision of such individual or of any Governmental Authority or department, agency or instrumentality thereof or securing any improper advantage in order to obtain or retain business; or (C) violated any provision of the FCPA or any applicable Anti-Bribery Acts, in each case, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries; and (ii) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and its Subsidiaries’ assets, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case, in accordance with the FCPA.
Section 4.6    Company SEC Documents; Financial Statements.
(a)    Since January 1, 2016, the Company has filed or furnished the SEC with all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents, and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.
(b)    The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and complied, as of the respective dates thereof, in all material respects with the published rules and regulations of the SEC with respect thereto.
Section 4.7    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the shareholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.8    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.9    Absence of Certain Changes or Events. (a) Since January 1, 2017, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (b) since January 1, 2017 through the date of this Agreement, there has not been any adverse change, event, development or state of circumstances that has had a Company Material Adverse Effect.
Section 4.10    No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since January 1, 2017, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities or obligations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected, disclosed or reserved against in a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.
Section 4.11    Litigation. As of the date hereof, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to have a Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.12    Employee Benefit Plans.
(a)    Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Company Benefit Plan, in each case exclusive of any Foreign Plan. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of the following items (in each case, only if applicable): (i) the plan document and all amendments thereto, (ii) each trust or other funding arrangement, (iii) each summary plan description and summary of material modifications, (iv) the most recently filed annual report on IRS Form 5500, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (vi) the most recently received determination letter, opinion letter, information letter or advisory opinion issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”).
(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan complies with and has been operated and administered in all respects accordance with its terms and applicable Law, including ERISA and the Code. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no claims pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, as applicable, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) and (ii) no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(c)    Each Company Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter as to its qualification and,

to the Knowledge of the Company no event has occurred or circumstance exists that would give rise to disqualification or loss of tax-exempt status of any Company Benefit Plan or a related trust. No Company Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws.
(d)    Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Section 4.12(d) of the Company Disclosure Letter, for any Company Benefit Plan which is subject to Title IV of ERISA (a “Company Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by the Company or any ERISA Affiliate, (i) no liability to the PBGC has been incurred, (ii) no Company Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the most recent plan year ending prior to the date hereof, (iii) the fair market value of the assets of each Company Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Company Pension Plan as of the last day of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Company Pension Plan as of the date hereof, (iv) no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the thirty-day (30-day) reporting requirement has not been waived has been required to be filed for any Company Pension Plan within the twelve-month (12-month) period ending on the date hereof, and (v) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Code Section 401(a)(29). Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has within the most recent six taxable years contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
(e)    Except as expressly provided in this Agreement or set forth in Section 4.12(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) will (i) entitle any current or former director, employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment or benefit, (ii) materially increase the amount or value of any compensation, benefit or other obligation payable or required to be provided to any such director, employee, officer, consultant or independent contractor, or any Company Benefit Plan, (iii) accelerate the time of payment or vesting of amounts due any such director, employee, officer, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans, or (iv) result in the payment of any amounts that would not be deductible for federal income tax purposes by reason of Code Section 280G or would be subject to excise tax under Code Section 4999, with respect to which the Company or any of its Subsidiaries would be required to “gross-up” or otherwise compensate any Person because of the limits contained in such Code Section.

(f)    Except as set forth in Section 4.12(f) of the Company Disclosure Letter, none of the Company or its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Code Section 4980B of the Code or other similar Law) that cannot be amended or terminated without incurring any liability thereunder.
(g)    Except as would not reasonably have a Company Material Adverse Effect, (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A) complies with Code Section 409A.
(h)    Each Foreign Plan complies with all applicable Law (including applicable Law regarding the form, funding and operation of the Foreign Plan), except as would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.13    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement or by any neutrality agreement or other agreement with any works council, union or other labor organization. There are no labor related strikes, picketing, refusals to cross picket lines, walkouts or other work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2016, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, picketing, refusals to cross picket lines, walkout or other work stoppage or slowdown. To the Knowledge of the Company, there is no pending organizing campaign and no labor union, works council, or other labor organization has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.
(b)    Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, the Company and its Subsidiaries (i) are, and since January 1, 2016 have been, in compliance with all applicable Laws regarding employment and employment practices and those Laws relating to terms and conditions of employment, classification of employees, wages and hours, occupational safety and health, work authorization, immigration, and workers’ compensation, (ii) have no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against any of them before any Governmental Authority, in each case with respect to any employee, (iii) are, and since January 1, 2016 have been, in compliance with its and their obligations under the WARN Act with respect to any employee of the Company or of any of its Subsidiaries.
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, (i) each Person performing work for the Company or any of the Subsidiaries under a non-employee classification, including but not limited to independent contractors, consultants, interns or otherwise, has satisfied the requirements of applicable Law to be so classified at all times when such non-employee classification has been in place and (ii) each employee performing work for the Company or any of its Subsidiaries has been classified properly as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation.
(d)    Neither the execution and delivery of this Agreement nor the transactions contemplated hereunder will require the consent of, or advance notification to, any works councils, unions or similar labor organizations.
Section 4.14    Intellectual Property.
(a)    Section 4.14(a) of the Company Disclosure Letter contains an accurate and complete list (in all material respects) as of the date of this Agreement of all of the following owned by the Company or any of its Subsidiaries: (i) issued patents and pending patent applications; (ii) registered trademarks or service marks and applications to register trademarks or services marks; (iii) registered copyrights and applications to register copyrights, and (iv) registered domain names. The Company owns sufficient right, title, and interest in and to, or has the valid right to use, all material Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted, including all material Intellectual Property set forth on Section 4.14(a) of the Company Disclosure Letter, free and clear of all Liens other than Permitted Liens, and to the Knowledge of the Company, the material Intellectual Property set forth on Section 4.14(a) of the Company Disclosure Letter is subsisting, valid and enforceable.
(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property; (ii) there is no claim or allegation of such infringement, misappropriation, or other violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries; and (iv) no claims of such infringement, misappropriation or other violation are pending or since January 1, 2016 have been made, brought or, to the Knowledge of the Company, threatened against any Person by the Company or any of its Subsidiaries.
(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have each taken adequate measures, which are reasonable in the industry in which the business of the Company and its Subsidiaries operate, intended to protect the confidentiality and secrecy of trade secrets of the Company and its Subsidiaries.

(d)    Section 4.14(d) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all material software owned exclusively by the Company or one of its Subsidiaries (“Company Software”) and (ii) all other material software used in the business of the Company or any of its Subsidiaries that is not exclusively owned by the Company or one of its Subsidiaries, excluding Off-the-Shelf Software.
(e)    Except as would not reasonably be expected to have a Company Material Adverse Effect, no government funding and no facilities or funding of any university, college, other educational institution or research center, were used in the development of any Intellectual Property of the Company or any of its Subsidiaries.
(f)    Except as would not reasonably be expected to have a Company Material Adverse Effect, no Open Source Software is or has since January 1, 2016 been included, incorporated or embedded in, linked to, combined or distributed with any Company Software by or on behalf of the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied at all times since January 1, 2016 with each license or agreement applicable to any Open Source Software. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016 neither the Company nor any of its Subsidiaries have utilized any Open Source Software in a manner that would: (i) require the Company or one of its Subsidiaries to disclose, license, or distribute any proprietary source code for any software (other than such item of Open Source Software in its unmodified form); (ii) require any software (other than such item of Open Source Software in its unmodified form) to be made available by the Company free of charge; or (iii) diminish or transfer the rights of ownership in any Intellectual Property or software of the Company and its Subsidiaries.
(g)    Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available any source code (or any part thereof) owned or purported to be owned by the Company or any of its Subsidiaries to any Person other than to a Person who was, as of the date of disclosure or delivery, an employee, agent, consultant or contractor of the Company or one of its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company its Subsidiaries are not obligated to provide to any Person the source code for any Company Software.
(h)    Except as would not reasonably be expected to have a Company material Adverse Effect, the Company and its Subsidiaries own or have a valid right to access and use all Company IT Systems. To the Knowledge of the Company, the Company IT Systems are adequate for the current operation of the business of the Company and its Subsidiaries in all material respects, the Company and its Subsidiaries have taken reasonable measures to maintain the performance and security of the Company IT Systems in all material respects, and the Company IT Systems have not suffered any material failures since January 1, 2016.
(i)    Section 4.14(i) of the Company Disclosure Letter sets forth a complete and accurate list of all material policies maintained by the Company or any of its Subsidiaries with regard to the Company IT Systems or the processing of Personal Data by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries and, to the Knowledge of the Company, any Person acting on their behalf, are in compliance with all such policies and all applicable Data Protection Laws.
(j)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Data Protection Laws.
(k)    Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution, delivery and performance of this Agreement, nor any subsequent transfer of any Personal Data in connection with this Agreement or the operation of the business of the Company or its Subsidiaries as it is now being conducted, will cause, constitute or result in a breach or violation of any applicable Data Protection Laws. To the Knowledge of the Company, (i) since January 1, 2016 there has been no security breach, violation of any security policy or unauthorized access to or unauthorized acquisition, use, loss, denial or loss of use, destruction, compromise or disclosure of any Personal Data collected, obtained, held, maintained, stored, processed, transmitted or managed by the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries have received written notice alleging the occurrence of any such breach or violation, and (ii) there is no complaint or any investigation, action or other proceeding currently pending against the Company or its Subsidiaries, by any private party or the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, with respect to any Personal Data or Company IT Systems.
Section 4.15    Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a)    (i) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them, (ii) each of such filed Tax Returns is complete and accurate in all respects, and (iii) all Taxes (whether or not shown to be due on such Tax Returns) have been timely paid or an adequate reserve has been established in accordance with GAAP.
(b)    (i) Neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any taxing authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid, settled, withdrawn or for which an adequate reserve has not been established in accordance with GAAP; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(c)    None of the Company or any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated federal income Tax Return or any state, local or foreign consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent), (ii) has any liability for Taxes of any Person arising from the application of Treasury regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or (iii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than (A) Tax provisions in commercial or purchase agreements or arrangements, in each case, not primarily relating to Taxes, and (B) any agreement solely between or among the Company and/or any of its Subsidiaries), or any closing agreement (within the meaning of Section 7121 of the Code) with any Governmental Authority with respect to Taxes.
(d)    The Company and its Subsidiaries have withheld from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid to the appropriate Governmental Authority, all amounts required to be withheld from such persons in accordance with applicable tax law and have complied with all information reporting requirements relating to any such withholding.
(e)    The Company has neither distributed stock to another Person, nor has it had its stock distributed by another Person during the two (2) year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(f)    None of the Company or any of its Subsidiaries has engaged in or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code, nor in any other listed transaction, within the meaning of Treasury regulation Section 1.6011-4(b)(2), in any tax year.
(g)    Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.12 and this Section 4.15 are the sole and exclusive representations and warranties of the Company related to Tax liabilities or compliance with Tax Laws, and no other representation or warranty of the Company contained in this Agreement shall be construed to relate to such matters.
Section 4.16    Material Contracts.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company

Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement and agreements filed as exhibits to the Company SEC Documents, that:
(i)    constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);
(ii)    is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;
(iii)    is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to Indebtedness for borrowed money, or a capital lease, in an amount in excess of $3,000,000 individually;
(iv)    is a document, instrument or agreement evidencing, guaranteeing or securing intercompany loans or advances, or is a subordination agreement in respect thereof;
(v)    is a document, instrument or agreement to which the Company or any of its Subsidiaries are a party, relating to any factoring, securitization or other transaction involving the financing or sale of accounts receivable, and to any supply chain financing, in an amount in excess of $250,000 individually;
(vi)    is a document, instrument or agreement to which the Company or any of its Subsidiaries are a party, relating to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of such transactions, in an amount in excess of $1,000,000 individually;
(vii)    is a Contract that (x) materially limits, or purports to materially limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or within any geographic area or with any Person or (y) contains any material exclusivity or similar provision, in each case other than any distribution Contracts that grant the applicable distributor the right to act as the exclusive distributor of products of the Company and its Subsidiaries in a specified geographic area;

(viii)    is (x) a Contract between the Company and any of its Subsidiaries and (y) a contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;
(ix)    is a license, sublicense, assignment, option or other agreement pursuant to which the Company or its Subsidiaries have acquired the right to use any material Intellectual Property and for which the amount payable by the Company or its Subsidiaries exceeds $1,000,000 annually, other than (x) those in which grants of Intellectual Property rights are incidental to such Contract or (y) those with respect to Intellectual Property that is generally commercially available;
(x)    is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) entered into after January 1, 2015 (x) that relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person which has not yet been consummated, pursuant to which the Company or its Subsidiary reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $3,000,000 or (y) pursuant to which any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price (in one or a series of related transactions) of more than $2,000,000;
(xi)    is a Contract involving future payments to the Company or any of its Subsidiaries in respect of goods or materials delivered by the Company or any of its Subsidiaries, or performance of services by the Company or any of its Subsidiaries, in an amount or value reasonably expected to exceed $2,000,000 in calendar year 2018;
(xii)    is a Contract that provides for any most favored nation provision or equivalent preferential pricing terms or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof, which is material to the Company and its Subsidiaries, taken as a whole;
(xiii)    is a purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract and requires in excess of $1,000,000 in remaining obligations;
(xiv)    is a Contract for the purchase of products or services by the Company or its Subsidiaries pursuant to which the amount paid by the Company and its

Subsidiaries is reasonably expected to exceed $2,000,000 in calendar year 2018 and that cannot be terminated by the Company or its Subsidiary, as applicable, within sixty (60) days after giving notice of termination without resulting in any material costs or penalty to the Company and its Subsidiaries taken as a whole; or
(xv)    is a Contract, agreement or understanding that commits the Company or any of its Subsidiaries to enter into any of the foregoing.
(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not reasonably be expected to have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 4.17    Real Property.
(a)    All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Owned Real Property, (i) since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to the Knowledge of the Company, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property, and (ii) no portion of the Owned Real Property is subject to any lease, license or other occupancy agreement.
(b)    All material real property leased, subleased, licensed or otherwise occupied as a tenant, subtenant or pursuant to other occupancy arrangements by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter. To the Knowledge of the Company, the Company has delivered or otherwise made available to Parent a true, correct and complete copy of each material lease, sublease, license or other occupancy agreement affecting the material Leased Real Property or any part thereof.

(c)    As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.
(d)    As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease, sublease, license or other occupancy agreement for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease, sublease, license or other occupancy agreement.
Section 4.18    Environmental. Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a)    the Company and its Subsidiaries are, and for the past four (4) years have been, in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;
(b)    other than the Koppers Pond Site, there is no pending or threatened action or proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries. Other than the Koppers Pond Site, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Other than the Koppers Pond Site, neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial order or decree pursuant to Environmental Law;
(c)    with respect to the Owned Real Property and the Leased Real Property, other than the Koppers Pond Site, there have been no releases, spills or discharges of Hazardous Materials on or underneath any of such real properties that has caused environmental contamination at such real properties that is reasonably likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons; and
(d)    the Company has provided to Parent and Acquisition Sub true and accurate copies of all safety and environmental reports and investigations prepared or submitted in the last two (2) years by a Governmental Authority or other third party pursuant to any Environmental Law relating to the current or previous operations of the Company, its Subsidiaries and each of their respective predecessors, in each case to the extent that such reports, investigations and permits are in the possession, custody or control of the Company and its Subsidiaries.
Section 4.19    Vote Required. Assuming the accuracy of the representation contained in Section 5.13, the approval of this Agreement by the holders of at least two-thirds of Company Common Stock entitled to vote thereon at the Shareholders’ Meeting (the “Requisite Shareholder Approval”) and the Company Shareholder Advisory Vote (regardless of the outcome of such vote) are the only votes of holders of securities of the Company that are required in connection with the consummation of any of the transactions contemplated hereby.
Section 4.20    Anti-Takeover Provisions. The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby and thereby from Section 912 of the NYBCL, and, accordingly, assuming the accuracy of the representation contained in Section 5.13, neither such Section nor, to the Knowledge of the Company, any similar “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby or thereby.
Section 4.21    Brokers. Except for BMO Capital Markets Corp. (“BMO”), whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.22    Opinion of Financial Advisor. The Special Committee has received the opinion, dated as of the date hereof, of BMO that, as of the date hereof and subject to the limitations, qualifications, factors considered and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the Parent Related Parties) is fair, from a financial point of view, to such holders.
Section 4.23    Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have paid, or have caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect. There is no claim by the Company or any of it is Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.24    No Other Representations or Warranties; Disclaimer.
(a)    Except for the representations and warranties contained in this Article IV and the certificate delivered pursuant to Section 7.2(a) and 7.2(b), neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.
(b)    The Company specifically acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and the certificate delivered pursuant to Section 7.3(a) and 7.3(b), neither Parent nor Acquisition Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article V, and if made, such representations and warranties are hereby expressly disclaimed by the Company and are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article V.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows as of the date hereof:
Section 5.1    Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite company power and authority to conduct its business as it is now being conducted. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has, prior to the date hereof, made available to the Company a copy of the Parent Organizational Documents, as currently in effect.
Section 5.2    Authority Relative to Agreement; No Conflict.

(a)    Parent and Acquisition Sub have all necessary company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary company action by Parent and Acquisition Sub, and no other action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(b)    The board of directors or similar governing body of each of Parent and Acquisition Sub has, by resolutions duly adopted by the requisite vote of the directors or similar governing members, (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and their respective shareholders or other equityholders, as applicable and (iii) with respect to Acquisition Sub only, recommended the adoption of this Agreement by Acquisition Sub’s sole shareholder. Parent, acting in its capacity as the sole shareholder of Acquisition Sub, has adopted this Agreement and the transactions contemplated hereby.
(c)    Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or result in the creation of a Lien, other than any Permitted Lien or any Lien created in connection with the Financing, upon any of the property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Parent Material Adverse Effect.
(d)    No vote of, or consent by, the holders of any class or series of capital stock of Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any shareholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.
Section 5.3    Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger in accordance with the NYBCL, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws as set forth on Section 5.3 of the Parent Disclosure Letter and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.4    Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably to have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
Section 5.5    Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against any Superior Proposal or (ii) any Third Party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Merger.
Section 5.6    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries or Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.7    Sufficient Funds.
(a)    On or prior to the date hereof, Parent has delivered to the Company a true, correct and complete copy of (1) the executed commitment letter (including all exhibits, schedules, annexes and amendments thereto) from White Oak Global Advisors, LLC, together with the term sheet and a redacted copy of the executed fee letter, dated as of the date of this Agreement, among Parent, the other parties thereto and White Oak Global Advisors, LLC (with the fee letter customarily redacted with respect to fee amounts, pricing caps and other economic terms (other than covenants), but without redacting provisions that would adversely affect the amount or availability of the Debt Financing) and other agreements (collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender party thereto has committed to lend the amounts set forth therein to Parent or another wholly owned Affiliate as set forth in the Debt Commitment Letter for the purpose of funding the transactions contemplated by this Agreement (together with any substitute or alternative debt financing pursuant to Section 6.11(c), the “Debt Financing”), and (2) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Privet Capital Investments II, LP (“PCI II”) pursuant to which PCI II has committed, subject to the terms and conditions of the Equity Commitment Letter, to invest or cause to be invested, directly or indirectly through one or more intermediate entities, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is a third party beneficiary thereof and is entitled to enforce such agreement on the terms and subject to the conditions therein.
(b)    As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect (except as permitted in Section 6.11). Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Acquisition Sub and the other parties thereto. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Parent, Acquisition Sub or any of their Affiliates is a party relating to the funding or investing, as applicable, or the full amount of the Financing contemplated by the Financing Commitments, in each case except as have been made available to the Company prior to the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Acquisition Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, neither Parent nor Acquisition Sub has a reasonable basis to believe that it would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Total Common Merger Consideration and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any repayment or refinancing of Indebtedness of Parent, Acquisition Sub or the Company required in connection therewith). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in or contemplated by the Financing Commitments.
Section 5.8    Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Acquisition Sub as set forth therein. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.
Section 5.9    Capitalization of Acquisition Sub. As of the date hereof, the authorized share capital of Acquisition Sub consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.10    Interest in Competitors. Parent, Acquisition Sub, the Guarantor and the Sponsor Entities do not own any material interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent, Acquisition Sub, the Guarantor or the Sponsor Entities under the HSR Act or any applicable foreign Antitrust Laws, in any entity or Person that derives revenues from products, services or lines of business that are competitive with products, services or lines of business that also produce revenue for the Company.
Section 5.11    Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the conversion of the capital stock of Acquisition Sub into shares of capital stock of the Surviving Corporation has not been registered under the Securities Act or any Blue Sky Laws and such shares of capital stock of the Surviving Corporation cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.
Section 5.12    Brokers. Except for Robert W. Baird & Co. Incorporated, whose fees and expenses shall be borne solely by Parent or its Affiliates, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantor or any of their respective Subsidiaries.
Section 5.13    Solvency. None of Parent, Acquisition Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Acquisition Sub is Solvent as of the date hereof and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Total Common Merger Consideration and any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and Expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.13, the term “Solvent” means, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (ii) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section

5.13, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 5.14    Share Ownership. The Sponsor Entities and Privet Fund Management LLC first became a Major Stockholder on, and none of Parent, Acquisition Sub, the Sponsor Entities or any of their respective Affiliates or Associates, individually or as a group, have been a Major Stockholder at any time prior to, the date specified in Section 5.14 of the Parent Disclosure Letter. Except for the (a) 1,372,188 shares of Company Common Stock collectively held by the Sponsor Entities and (b) restricted stock units held by Mr. Levenson and Mr. Rosenzweig (which were received by Mr. Levenson and Mr. Rosenzweig from the Company as director compensation), none of Parent, Acquisition Sub, the Sponsor Entities or their respective Affiliates or Associates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or, except as required to be set forth in any Schedule 13D filed by the Sponsor Entities with the SEC, has owned at any time during the five (5) years preceding the date hereof, any Company Common Stock. None of Parent, Acquisition Sub, the Sponsor Entities or their respective Affiliates holds any rights to acquire or vote any Company Common Stock except as set forth in the preceding sentence or pursuant to this Agreement. As used in this Section 5.14, (i) “Major Stockholder” shall have the meaning set forth in the Restated Certificate of Incorporation of the Company (as amended) made available to Parent prior to the date hereof, (ii) “Affiliates” and “Associates” shall have the meanings set forth in Section 912 of the NYBCL.
Section 5.15    WARN Act. Parent and Acquisition Sub are neither planning nor contemplating, and Parent and Acquisition Sub have neither made nor taken, any decisions or actions concerning the employees of the Company or any of its Subsidiaries after the Effective Time that would require (i) the service of notice under the Worker Adjustment and Retraining Notification Act or any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities (collectively, the “WARN Act”) or (ii) notice to or consultation with any labor union, works council or similar employee organization prior to the signing of this Agreement or the Effective Time, as may be applicable.
Section 5.16    Management Agreements. Other than this Agreement, agreements related to the capitalization of Parent, and any agreements, obligations or understandings between Parent or Acquisition Sub or any of their Affiliates and Ryan Levenson and Ben Rosenzweig, as of the date hereof, and the Company Benefit Plans, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 5.17    CFIUS and DSS. The consummation of the transactions contemplated by this Agreement will not result in the transfer of control of the Company to a “foreign person” pursuant to 31 C.F.R. Part 800.216 and will not constitute a “covered transaction” pursuant to 31 C.F.R. Part 800.207. The transactions contemplated by this Agreement will not cause the Company to be considered under Foreign Ownership, Control or Influence within the meaning of Chapter 2, Section 3 of the National Industrial Security Program Operating Manual, DoD 5220.22-M.
Section 5.18    No Other Representations and Warranties; Disclaimer.
(a)    Except for the representations and warranties contained in this Article V and the certificate delivered pursuant to Section 7.3(a) and 7.3(b), neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to Parent or Acquisition Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.
(b)    Each of Parent and Acquisition Sub acknowledges that they and their Representatives (i) have received access as requested to (A) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review and (B) the electronic data room in connection with the transaction contemplated hereby and (ii) have had opportunities as requested to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. Parent and Acquisition Sub each specifically acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and the certificate delivered pursuant to Section 7.2(a) and 7.2(b), neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, and, if made, such representations and warranties are hereby expressly disclaimed by Parent and Acquisition Sub and are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV.
ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (c) as may be expressly required or permitted pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact the material components of its current business organization, and to preserve in all material respects its present relationships with key customers and suppliers with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    amend or otherwise change, in any material respect, the restated certificate of incorporation, certificate of amendment to the certificate of incorporation or by-laws of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b)    split, combine, reclassify, redeem, repurchase or otherwise subdivide, acquire or amend the terms of any capital stock or other equity interests or rights;
(c)    (i) issue, deliver, sell, pledge, dispose, redeem, encumber, transfer or grant (x) any shares of its or its Subsidiaries’ capital stock (regardless of class or series) or other equity interest of the Company or its Subsidiaries, or (y) any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, in each case except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; (ii) except as required by the terms of any Company Benefit Plan, accelerate or waive any restrictions pertaining to the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock; or (iii) enter into any voting agreement with respect to the capital stock of the Company; provided, however, that with respect to items (i)-(iii), that the Company may withhold Company Common Stock to cover the exercise price of any Company Option upon the exercise thereof, may withhold Company Common Stock to cover any tax withholding that may be due upon exercise of any Company Option or settlement of any Company Stock Unit, and may issue shares of Company Common Stock upon the exercise of any vested Company Option, or settlement of any Company Stock Unit, in any case (x) as is outstanding as of the date hereof or (y) as may be granted after the date hereof in accordance with Section 6.1(f);

(d)    declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property, a combination thereof or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) quarterly cash dividends consistent with past practice;
(e)    except as required pursuant to a Company Benefit Plan in effect prior to the date of this Agreement or as required by applicable Law or this Agreement or actions taken in the ordinary course of business consistent with past practice:
(i)    grant or provide any severance or termination payments or benefits to any current or former director, employee, officer, consultant or independent contractor;
(ii)    grant, provide increases in, or accelerate the payment of the level of compensation or benefits (including bonus, change of control, equity-base awards, or retention payments), or make any loans to, to any current or former director, employee, officer, consultant or independent contractor;
(iii)    establish, adopt, terminate or materially amend any Company Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Company Benefit Plan if it were in existence on the date hereof;
(iv)    terminate any current employee of the Company or any Subsidiary of the Company, other than for cause or in the ordinary course of business consistent with past practice;
(v)    renew or enter into any material modification of any labor agreement or collective bargaining agreement or implement or announce any material reduction in labor force or mass lay-off;
(f)    grant, confer or award, any Company Options, convertible securities, restricted stock, Company Restricted Shares, Company Stock Units or other rights to acquire any of its or its Subsidiaries’ capital stock;
(g)    acquire or agree, directly or indirectly, to acquire (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or sell, lease, license, abandon or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material properties, rights or assets of the Company or its Subsidiaries other than (1) sales of inventory in the ordinary course of business consistent with past practice, or (2) pursuant to agreements existing as of the date hereof or entered into after the date hereof in accordance with the terms of this Agreement;
(h)    cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible or intangible property or tangible or intangible assets of the Company or any of its Subsidiaries, except (x) in the ordinary course of business consistent with past practice, or (y) to the Company or a wholly owned Subsidiary of the Company;
(i)    incur, assume, modify, or amend in any respect the terms of, any Indebtedness for borrowed money, or assume, endorse, or guarantee any such indebtedness for any Person (other than a Subsidiary), except for Indebtedness incurred (i) under the Company’s existing credit facilities or to replace, renew, extend, refinance or refund any existing Indebtedness on market terms and conditions, (ii) pursuant to agreements in effect prior to the execution of this Agreement, (iii) under letters of credit in the ordinary course of business, or (iv) as otherwise required in the ordinary course of business consistent with past practice;
(j)    make any loan, advance or capital contribution to, or investment in, any other Person, other than (i) investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company in the ordinary course of business and consistent with past practice and (ii) trade payables, capital lease obligations or obligations issued or assumed as consideration for services, inventory or other property, in each case in the ordinary course of business and consistent with past practice;
(k)    (i) cancel, terminate, extend, renew, modify or amend any Company Material Contract; (ii) waive, release or assign, in any respect, any material rights or obligations under any Company Material Contract; or (iii) enter into any Contract which would have been a Company Material Contract if entered into prior to the date hereof; in each case to the extent that such Contract contains a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less and other than (x) in the ordinary course of business, (y) extensions and renewals of Company Material Contracts on substantially the same terms in connection with the expected termination or expiration of such Company Material Contract or (z) which would not reasonably be expected to have a Company Material Adverse Effect;
(l)    make any material change to its methods of financial accounting in effect at December 31, 2016, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X under the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by applicable Law,

(iv) as disclosed in the Company SEC Documents or (v) to the extent that such change would not reasonably be expected to result in a Company Material Adverse Effect;
(m)    except as contemplated by this Agreement, solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(n)    other than in the ordinary course of business or consistent with past practice, make, change, or revoke any material Tax election, change any material method of Tax accounting, make any material amendment to any Tax Return, settle or compromise any material Tax liability for an amount materially in excess of the amount accrued or reserved on the Company’s balance sheet (or more recent consolidated balance sheet included in the Company’s SEC filings), surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries (other than automatic extensions of time to file any Tax Return), in each case to the extent any such action would materially adversely impact Parent and its Subsidiaries, taken as a whole, after the Closing;
(o)    make, or enter into any commitment for, any capital expenditures with respect to tangible property or real property other than (i) the capital expenditures set forth on Section 6.1(o) of the Company Disclosure Letter and (ii) any capital expenditure not set forth on Section 6.1(o) of the Company Disclosure Letter in an aggregate amount that does not exceed $1,000,000.
(p)    (i) enter into any material new line of business other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any new Subsidiary or joint venture;
(q)    pay, discharge, settle or compromise, or fail to defend, any actions before any Governmental Authority or consent to the entry of any order in connection therewith, other than (i) where the amounts paid or to be paid are in an amount less than $500,000 in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties as to which no reservation of rights has been asserted), (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (iii) that do not impose any material restrictions on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation following the Effective Time; provided that none of the provisions of this Section 6.1(q) shall apply to any action in respect of or relating to Taxes (which matters shall be governed exclusively by Section 6.1(n)); or
(r)    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2    Preparation of the Proxy Statement; Shareholders’ Meeting.
(a)    As promptly as reasonably practicable after the date hereof, and in any event within March 12, 2018 following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Acquisition Sub promptly with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, except, in each case, to the extent prohibited by Law. Each of the Company, Parent and Acquisition Sub shall use its reasonable best efforts to file all documents that it is responsible for filing with the SEC or other Governmental Authorities in connection with the transactions contemplated by this Agreement and to cause such documents to comply in all material respects with all requirements of applicable Law.
(b)    The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Shareholders’ Meeting as promptly as reasonably practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement. If, at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company or Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof (with such notification, if delivered orally, to be promptly confirmed in writing), and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s shareholders.

(c)    The Company shall, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC, (i) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of this Agreement and holding the Company Shareholder Advisory Vote (the “Shareholders’ Meeting”) and (ii) duly call, convene and hold the Shareholders’ Meeting; provided that the Company may postpone or adjourn the Shareholders’ Meeting (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting or (D) to allow additional solicitation of votes in order to obtain the Requisite Shareholder Approval. The Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation, not withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation, and shall include the Company Recommendation in the Proxy Statement, and, unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Shareholder Approval. Parent and Acquisition Sub shall vote any shares of Company Common Stock owned, directly or indirectly, by them in favor of the approval of this Agreement and shall cause the Sponsor Entities to comply with the Support Agreement.
Section 6.3    Appropriate Action; Consents; Filings.
(a)    Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties, (iii) the defending of any lawsuits or other legal proceedings brought by a Governmental Authority from an antitrust perspective, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make and not withdraw its respective filings under the HSR Act, if any are required, and thereafter make any other applications and filings as reasonably determined to be required or advisable by Parent under applicable Antitrust Laws with respect to the transactions contemplated hereby, including the Merger.
(b)    Each of the parties agrees to use its reasonable best efforts to take (and to cause their Affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable. Further, and for the avoidance of doubt, each party will use its reasonable best efforts to take (and to cause its Affiliates to take) any and all actions necessary in order to ensure that (x) no requirement for any non-action by or Consent or approval of any foreign or U.S. Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the Termination Date.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Parent nor Acquisition Sub shall be required to divest or hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of Parent’s assets or businesses (other than the Company and its Subsidiaries), or any material portion thereof.
(d)    Each of the parties hereto will furnish to outside counsel for the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party or its outside counsel the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying outside counsel for each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.
Section 6.4    Access to Information; Confidentiality. Upon reasonable written notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of

Parent reasonable access, in a manner not disruptive to the ordinary course operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time (or the earlier termination of this Agreement in accordance with its terms), to the books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested in writing; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any material agreement to which the Company or any of its Subsidiaries is a party, or (ii) waive any attorney-client or other legal privilege; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company and its Subsidiaries without the Company’s prior written consent, which shall not be unreasonably withheld. No investigation or access permitted pursuant to this Section 6.4, or results therefrom, shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.
Section 6.5    Non-Solicitation; Competing Proposals.
(a)    Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the 45th calendar day after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and each of the directors and officers of the Company and its Subsidiaries and their Representatives shall have the right to (i) initiate, solicit and knowingly encourage the making of any Competing Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person; provided that the conditions specified in Section 6.5(c)(ii)(x) and (y) are met and (ii) engage in negotiations and substantive discussions with any Person relating to a Competing Proposal and cooperate with and assist or participate in or facilitate any inquiries, proposals, discussions and negotiations and any effort or attempt to make any Competing Proposal.
(b)    Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as otherwise provided in this Agreement, from and after the Go-

Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, (i) the Company shall not, and the Company shall cause each of its Subsidiaries and each of the directors and officers of the Company and its Subsidiaries not to, and instruct its Representatives engaged in connection with this Agreement not to, (x) initiate, solicit or knowingly encourage the making of any Competing Proposal or (y) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material nonpublic information to, any Person relating to a Competing Proposal, and (ii) the Company shall cause each of its Subsidiaries and each of the directors and officers of the Company and its Subsidiaries to, and instruct its Representatives engaged in connection with this Agreement to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Competing Proposal and request that such Third Parties who have received material nonpublic information from the Company within the past twelve (12) months in connection with making or evaluating a Competing Proposal return or destroy such material nonpublic information.
(c)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.5(a), prior to the date that the Requisite Shareholder Approval is obtained at the Shareholders’ Meeting:
(i)    in the event that the Company receives a Competing Proposal (or a bona fide inquiry with respect thereto) from any Person, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof to determine whether such Competing Proposal or inquiry either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal (it being understood and agreed that subject to Section 6.5(c)(ii) any such communications with any such Third Party shall be limited to the clarification of the original inquiry or proposal made by such Third Party and shall not include any negotiations or similar discussions with respect to such inquiry or proposal or the Company’s view or position with respect thereto); and
(ii)    if the Company’s board of directors determines in good faith after consultation with the Company’s outside legal and financial advisors, that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, the Company and its board of directors and its Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, the Person making such Competing Proposal and its Representatives or potential sources of financing; provided that, (x) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company or the Company’s board of directors) and (y) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.
(d)    Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation or (B) approve or recommend the adoption of, or propose publicly to approve, declare the advisability of or recommend, to the Company’s shareholders any Competing Proposal or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or merger agreement, acquisition agreement or any other similar agreement with respect to any Competing Proposal (other than a confidentiality agreement referred to in Section 6.5(a) or Section 6.5(c)) (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”).
(e)    Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Shareholder Approval, the board of directors of the Company may, (i) make an Adverse Recommendation Change if a material favorable development or change in circumstances occurs for the Company after the date of this Agreement that (A) is not related to any Competing Proposal, (B) relates to the business, properties or assets of the Company and its Subsidiaries, (C) was neither known by nor reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable) to the Company’s board of directors on the date of this Agreement and (D) the board of directors of the Company determines in good faith (after consultation with its legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the shareholders of the Company under applicable Law (an “Intervening Event”); provided, however, in no event shall the following events constitute an Intervening Event: changes, in and of themselves, in the general economic or business conditions within the United States or any other jurisdictions in which the Company or its Subsidiaries operate; changes, in and of themselves, in the market price or trading volume of the Company’s stock; or the fact, in and of itself, that the Company or its Subsidiaries exceed internal or published projections, or (ii) if the Company has received a Competing Proposal that the board of directors of the Company has determined in good faith (after consultation with its legal counsel and financial advisors) constitutes a Superior Proposal, make an Adverse Recommendation Change and/or authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this

Agreement pursuant to Section 8.1(c)(ii); provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) may be effected unless the Company shall have first (x) given Parent four (4) Business Days’ notice (or two (2) Business Days’ notice in the event of a subsequent change or amendment to a prior Superior Proposal) (the “Company Notice Period”) advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the material terms and conditions of any such Superior Proposal and furnishing a copy of any such Superior Proposal to Parent, (y) during the Company Notice Period, to the extent requested by Parent, engaged in good faith negotiations with Parent and considered in good faith any changes to the terms of this Agreement proposed by Parent, if any, and, (z) after such negotiations and the Company’s good faith consideration of any changes to the terms of this Agreement, the board of directors of the Company shall have again determined in good faith (after consultation with its legal counsel and financial advisors) that the Competing Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(e).
(f)    The Company shall promptly, and in any event within forty-eight (48) hours of receipt, advise Parent of any Competing Proposal, the material terms and conditions of any such Competing Proposal, the identity of the Person making any such Competing Proposal and furnish a copy of any such Competing Proposal to Parent. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including any material change to the terms thereof) of any such Competing Proposal and any discussions and negotiations concerning the material terms and conditions thereof.
(g)    Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).
(h)    For purposes of this Agreement:
(i)    “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group of

Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.
(ii)    “Superior Proposal” shall mean a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors), and considering such factors as the board of directors of the Company considers to be appropriate, is on terms more favorable to the Company’s shareholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Superior Proposal under the provisions of Section 6.5(e)); provided that such Superior Proposal did not result from a breach by the Company or one of its Subsidiaries of this Agreement, including Section 6.5(b).
(iii)    “Excluded Party” shall mean any Person or group of Persons from whom the Company or its Representatives has received prior to the Go-Shop Period End Date a written Competing Proposal that the board of directors of the Company determines in good faith (such determination to be made no later than five (5) Business Days after the Go-Shop Period End Date), after consultation with its legal counsel and financial advisors, either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, no Competing Proposal made by such Person shall be outstanding.
Section 6.6    Directors’ and Officers’ Indemnification and Insurance.
(a)    Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers and employees, if any (“D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents or in any Contract shall survive the Merger and shall continue in full force and effect. Parent shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the articles of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date hereof, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b)    Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time or (B) this Agreement or the transactions contemplated hereby, and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by applicable Law. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent outside legal counsel, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation without the written consent of the involved D&O Indemnified Parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
(c)    Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company or any of its Subsidiaries, as applicable, as of the date hereof, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c), except to cause any such “tail” prepaid policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
(d)    In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.
(e)    The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent or its Affiliates shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.
Section 6.7    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as the case may be, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby; (c) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to Closing set forth in Section 7.2(a), Section 7.2(c) or Section 7.3(a), as applicable, would fail to be satisfied; and (d) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such party hereunder such that the conditions to Closing set forth in Section 7.2(b) or Section 7.3(b), as applicable, would fail to be satisfied; provided, however, that the delivery such notice by a party pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the other party; provided, further, that a party’s failure to comply with this Section 6.7 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right. This Section 6.7 shall not constitute a covenant or agreement for purposes of Section 7.2(b), Section 7.3(b) or Section 8.1.
Section 6.8    Public Announcements. Except as otherwise contemplated by Section 6.5, the Company, Parent and Acquisition Sub shall consult with each other before issuing, and will provide each other a reasonable opportunity to review, any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto or such press release or public statement does not provide any information with respect to this Agreement or the transactions contemplated hereby other than that previously made public with the consent of the other Party. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants, provided that such communication is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.
Section 6.9    Employee Benefits.
(a)    For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to (i) provide to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (the “Continuing Employees”) who remains an employee of the Surviving Corporation or one of its Affiliates with an annual rate of base salary or wages, as applicable, and incentive compensation target amount opportunity that are, in each case, no less favorable than the annual rate of base salary or wages and the incentive compensation target amount opportunity provided to each such employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) provide the Continuing Employees who remain employees of the Surviving Corporation or one of its Affiliates with employee benefits that are no less favorable, in the aggregate, than the employee benefits provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time.
(b)    Parent shall, or shall cause, the Surviving Corporation to cause the Surviving Corporation’s employee benefit plans (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.
(c)    For the calendar year that includes the date on which the Continuing Employees commence participation in any Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”), the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Welfare Plans to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.
(d)    As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement to show evidence of good health was already in effect with respect to such employees and that have not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e)    Notwithstanding the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, provide severance payments and benefits to each Continuing Employee whose employment is terminated, on or before the first (1st) anniversary of the date on which the Effective Time occurs, under circumstances that would otherwise give rise to rights to severance payments and benefits under the terms and conditions of the Company Benefit Plans set forth in Section 6.9(e) of the Company Disclosure Letter (but disregarding any expiration date provided for in any such Company Benefit Plan, to the extent otherwise applicable) and that are no less favorable in the aggregate than those that would have been paid or provided for pursuant to such plans.
(f)    Following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms, each Company Benefit Plan.
(g)    Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the terms of all works council, labor or collective bargaining agreements by which the Company or its Subsidiaries are bound that are in effect as of the Effective Time in accordance with the terms thereof.
(h)    Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries and (ii) confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 6.10    Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:
(a)    shall not amend or otherwise change any of the Parent Organizational Documents, except as may be agreed in writing by the Company and except for any amendments or changes as could not reasonably be expected to prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing;
(b)    subject to the other terms and conditions of this Agreement, shall take or cause to be taken all action necessary to consummate the transactions contemplated by this Agreement, including taking such actions as are required pursuant to Section 6.11 such that, as of the Closing, Parent and Acquisition Sub will satisfy all of the conditions contained in the Financing Commitments necessary to secure the Financing;
(c)    shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and agreeing to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority (including under any Antitrust Laws) necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement;
(d)    shall not, and shall not permit any of their Affiliates to, take or agree to take any action that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated hereby, including the Financing; and
(e)    shall not, and shall not permit any of their Affiliates to, prior to the Termination Date, enter or agree to enter into any definitive agreement for the acquisition of any business or Person or take or agree to take any other action which, in either case, would reasonably be expected to materially interfere with their ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Total Common Merger Consideration and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses (including any refinancing of Indebtedness of Parent or the Company required in connection therewith) or otherwise would be reasonably expected to result in a Parent Material Adverse Effect.
Section 6.11    Financing.
(a)    Each of Parent and Acquisition Sub shall, and shall use their reasonable best efforts to cause their Affiliates to, take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, but subject to any amendments or modifications thereto, or replacements thereof, permitted under this Section 6.11, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (ii) satisfy, or cause their Affiliates to satisfy, on a timely basis all conditions applicable to Parent, Acquisition Sub or their respective Affiliates in the Debt Commitment Letter (or definitive agreements entered into with respect to the Debt Commitment Letter), (iii) enforce its rights under the Debt Commitment Letter in the event of a breach by the Financing Sources that impedes or delays (or would reasonably be expected to impede or delay) the Closing and, if necessary, seek specific performance of the Financing Sources of the obligations thereunder, and (iv) in the event that all conditions in the Debt Commitment Letter have been satisfied (or would be satisfied upon funding of the Debt Financing), use their reasonable best efforts to cause the lender and any other Persons providing Financing to fund the Financing at the Closing.
(b)    Neither Parent nor its Affiliates shall agree to or permit any amendments or modifications to or replacements of any condition or other provision under the Financing Commitments without the prior written consent of the Company if such amendments, modifications or replacements would (i) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing, unless the amount of any such additional fees to be paid and original issue discount are not increased by more than $1,000,000 in the aggregate), (ii) impose new or additional conditions or otherwise expand or adversely amend or modify any of the conditions under the Financing Commitments, (iii) be reasonably likely to  prevent, delay or impair the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement or (iv) materially and adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Financing Commitments. Subject to compliance with the first sentence of this Section 6.11(b), Parent may amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof.
(c)    In the event that any portion of the Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Financing Commitments, (i) Parent shall promptly notify the Company and (ii) Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions that would not make the Financing materially less likely to be consummated than those in the Financing Commitments, as promptly as practicable following the occurrence of such event (and, in any event, no later than the date on which the Closing would be required to occur). The definitive agreements entered into pursuant to this Section 6.11(c) or Section 6.11(a)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.” Parent and Acquisition Sub shall keep the Company reasonably apprised of material developments relating to the Financing.
(d)    Parent and Acquisition Sub (i) acknowledge and agree that none of (A) the obtaining of the Financing, (B) the receipt of any consent or approval, the entry into any amendment, waiver, modification, replacement, refinancing, termination or discharge or any other treatment of any Surviving Corporation Debt or any Company Debt, or (C) the receipt or availability of any other financing or funds (including by repatriation) is a condition under this Agreement to the obligations of Parent and the Acquisition Sub to consummate the Closing and (ii) reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any other financing or funds, or the receipt of any consent or approval, the entry into any amendment, waiver, modification, replacement, refinancing, termination or discharge or any other treatment of any Surviving Corporation Debt or any Company Debt, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.
(e)    Parent and Acquisition Sub acknowledge and agree that the Company and its Affiliates (prior to the Effective Time) and its and their respective Representatives shall not be required to incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11, Section 6.12 and Section 6.13 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith and any cooperation provided pursuant to Section 6.12 or Section 6.13.
(f)    Parent shall (i) furnish the Company complete, correct and executed copies of each amendment, modification or replacement of the Financing Commitments and of the Financing Agreements promptly (and in any event within two (2) Business Days) upon their execution, and (ii) give the Company prompt (and in any event within two (2) Business Days) notice of any breach or threatened breach by any party of any of the Financing Commitments or the Financing Agreements of which Parent or Acquisition Sub becomes aware or any termination or threatened termination thereof of which Parent or Acquisition Sub becomes aware, and (iii) give the Company prompt (and in any event within two (2) Business Days) notice of each material dispute or disagreement between or among the parties to the Financing Commitments or Financing Agreements.
Section 6.12    Financing Cooperation.

(a)    Subject to Section 6.11(e), prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to cooperate in connection with the closing of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent, (i) using reasonable best efforts to furnish, or cause to be furnished, to Parent and its Financing Sources such customary financial and other information as Parent shall reasonably request and customarily required in connection with the execution of syndicated bank credit facilities (but without the Company having to prepare separate financial statements for any Subsidiary or changing any fiscal period), including audited consolidated balance sheets and related statements of operations, comprehensive income (loss), and cash flows of the Company, in each case, for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), and cash flows of the Company, in each case, for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date, (ii) providing reasonable assistance in the preparation by Parent of (x) an update to the quality of earnings report through December 31, 2017 and (y) the sponsor model, in each case as required by the Debt Commitment Letter, (iii) participating in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times, (iv) providing reasonable assistance to Parent in its preparation of rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Financing, (v) calls with material customers and vendors, (vi) subject to any contractual agreement in effect, taking such actions as are reasonably requested by Parent to facilitate the pledging of collateral for the Debt Financing, including, upon reasonable advance written notice at mutually agreeable times and, if applicable, locations, taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and personal property, including current assets, that would constitute collateral under the documents and agreements related to the Debt Financing, to evaluate the Company’s and its Subsidiaries’ cash management and accounting systems and policies and procedures and to conduct any surveys, appraisals, engineering reports, environmental and other inspections, title insurance and other evaluations relating to the Financing and collateral arrangements, in each case, solely for the purpose of establishing pledges over such assets to secure the obligations under the documents and agreements related to the Debt Financing, which documents and agreements shall not be required to be delivered or effective until at or following the Effective Time and (vii) using reasonable best efforts to furnish to Parent and its Financing Sources as promptly as reasonably practical with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, as well as information reasonably required for Financing Sources to conduct background checks required by the Debt Commitment Letter; provided, that neither the foregoing clauses of this Section 6.12(a) nor anything else in Section 6.11, this Section 6.12 or Section 6.13 shall require the Company or any of its Subsidiaries or any of their respective directors, officers, employees or representatives to take any action that would (A) interfere unreasonably with the ongoing business or operation of the Company and its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (D) require the Company or any of its Subsidiaries to be the issuer or guarantor of any securities or borrower or guarantor under any debt facility or issue any offering document, bank book or similar document, or make any payment to any Person, in each case, prior to the Closing, (E) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement, (F) require the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, or (G) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its organizational documents, any Laws or result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party, (H) require the Company or any of its Subsidiaries, or their respective directors and officers, to enter into or approve any Financing prior to the Closing, or (I) require the Company or any of its Subsidiaries or their respective counsel to provide any legal opinion or other opinion of counsel prior to the Closing; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company and its Subsidiaries without the Company’s prior written consent, which shall not be unreasonably withheld. The Company will, upon the reasonable written request of Parent, use its reasonable best efforts to update periodically any information required to be provided by the Company pursuant to this Section 6.12 (to the extent it is available) to be included in any document to be used in connection with such Debt Financing so that Parent may ensure that any such information is compliant.
(b)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that the logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(c)    All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders and investors during syndication of the Debt Financing contemplated by the Debt Commitment Letter, subject to customary confidentiality undertakings in form and substance reasonably acceptable to the Company. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time, or pay any expenses prior to the Effective Time that are not promptly reimbursed by Parent as set forth in this Section 6.12.
Section 6.13    Treatment of Existing Indebtedness. Prior to the Closing Date, the Company shall use its reasonable best efforts to the extent directed in writing by Parent to obtain all necessary approvals (i) to the Merger and other transactions contemplated herein from lenders or other counterparties under documents evidencing, guaranteeing or securing the debt facilities identified in Section 6.13 of the Company Disclosure Letter as “Surviving Corporation Debt” and (ii) to terminate on the Closing Date the Company debt facilities identified in Section 6.13 of the Company Disclosure Letter as “Company Debt” and any Liens securing such Company Debt. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to terminate and discharge in full the Company Debt, including any penalties, cash collateral, fees, or other charges that become payable under the terms of the Company Debt as a result of the early termination thereof or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time and any accrued interest required to be paid thereon (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount (but in no event prior to the Closing Date). For avoidance of doubt, in no event shall the receipt of the approvals referred to in this Section 6.13 or the termination and discharge of the Company Debt constitute a condition to the Closing.
Section 6.14    Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement or the Financing Agreements.
Section 6.15    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations subject to the terms of this Agreement.
Section 6.16    Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.17    Stock Exchange De-Listing. Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
ARTICLE VII

CONDITIONS TO THE MERGER
Section 7.1    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:
(a)    the Requisite Shareholder Approval shall have been obtained;
(b)    any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and
(c)    no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.
Section 7.2    Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:
(a)    each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 4.2(a) and Section 4.2(b) shall be required to be true and correct in all material respects as of the Closing Date and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied;
(b)    the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect; and
(c)    Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 7.3    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:
(a)    each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied; and
(b)    Parent or Acquisition Sub shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by a senior executive officer of Parent to such effect.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained (except as otherwise expressly noted), as follows:
(a)    by mutual written consent of each of Parent and the Company; or
(b)    by either Parent or the Company, if:
(i)    the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on August 31, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;
(ii)    prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under Section 6.3;
(iii)    the Requisite Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or
(c)    by the Company, if:
(i)    Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)

(i) if the Company is, at the time of the Company’s delivery of such written notice to Parent, in material breach of any of its representations, warranties, covenants or agreements hereunder that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);
(ii)    prior to the receipt of the Requisite Shareholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) to Parent the Termination Fee as specified in Section 8.3(a)(ii);
(iii)    (A) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Section 7.3 have been satisfied or waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands and will stand ready, willing and able to consummate the Merger at such time and (D) the Company shall have given Parent written notice at least one (1) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(iii) and the basis for such termination;
(iv)    at any time on or after July 12, 2018, the Debt Commitment Letter (or commitment letters in respect of any substitute or alternative debt financing pursuant to Section 6.11(c)) is not in full force in effect and, except as set forth in Section 6.11(b), upon the same or more favorable terms and conditions as those in the Debt Commitment Letter as in effect on the date hereof and in an aggregate amount no less than the amount of Debt Financing committed under the Debt Commitment Letter as in effect on the date hereof; or
(d)    by Parent, if:
(i)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is, at the time of Parent’s delivery of such written notice to the Company, in material breach of any of its representations, warranties, covenants or agreements hereunder that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or
(ii)    (A) the board of directors of the Company shall have made an Adverse Recommendation Change, (B) the Company failed to include in the Proxy Statement when mailed to the Company’s shareholders, the Company Recommendation, or (C) a tender or exchange offer relating to Company Common Stock shall have been commenced (other than by Parent, Acquisition Sub or any of their Affiliates) and the Company shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the earlier of (1) the Requisite Shareholder Approval having been obtained, (2) 5:00 p.m. (New York City time) on the second (2nd) calendar day following the subsequent public reaffirmation by the Company’s board of directors of the Company Recommendation; provided that, in the case of Section 8.1(d)(ii)(B), the Company includes the Company Recommendation in the Proxy Statement promptly following such subsequent public reaffirmation, and (3) 5:00 p.m. (New York City time) on the thirtieth (30th) calendar day following the date on which such Adverse Recommendation Change occurs.
Section 8.2    Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages, resulting from any fraud or willful breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, the Guaranty and the expense reimbursement and indemnification obligations contained in Section 6.11, Section 6.12, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3    Termination Fees.
(a)    In the event that:
(i)    (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and at the time of the Shareholders’ Meeting, such Competing Proposal was not withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company enters into a Company Acquisition Agreement with respect to a Competing Proposal (whether in connection with the Competing Proposal referred to in clauses (A) and (B) or otherwise); provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;
(ii)    this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or
(iii)    this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);
then the Company shall, (A) in the case of clause (i) above, (I) no later than three (3) Business Days following the date the Company enters into a Company Acquisition Agreement with respect to a Competing Proposal, pay, or cause to be paid, at the direction of Parent, an amount equal to $8,535,000 (the “Termination Fee”) plus all expenses of Parent and its Affiliates not in excess of $3,658,000 (the “Expense Cap”), (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, pay, or cause to be paid, at the direction of Parent, an amount equal the Termination Fee plus all Expenses of Parent and its Affiliates not in excess of the Expense Cap; and (C) in the case of clause (iii) above, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, an amount equal to the Termination Fee plus all Expenses of Parent and its Affiliates not in excess of the Expense Cap; provided, however, that in the case of the foregoing clauses (B) and (C), if such amount is payable in connection with a termination of this Agreement by Parent pursuant to Section 8.1(d)(ii)(A) relating to an Adverse Recommendation Change made by the Company’s board of directors within forty-five (45) calendar days following the Go Shop Period End Date with respect to an Excluded Party or a termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) with respect to the Company entering into a definitive agreement with an Excluded Party within forty-five (45) calendar days following the Go Shop Period End Date, then the amount of the Termination Fee shall be $3,658,000 (and the Expense Cap shall remain unchanged); provided, further, that in no event shall the Company be required to pay the Termination Fee or reimburse the Expenses of Parent and its Affiliates on more than one occasion.
If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), then the Company shall, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, an amount equal to all Expenses of Parent and its Affiliates not in excess of $2,438,000.
(b)    In the event this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(i) (in respect of a breach by Parent of its representations, warranties, covenants or other agreements set forth in this Agreement with respect to the Financing) or Section 8.1(c)(iii), (ii) the Company or Parent pursuant to Section 8.1(b)(i) if, at the time of or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) (in respect of a breach by Parent of its representations, warranties, covenants or other agreements set forth in this Agreement with respect to the Financing) or Section 8.1(c)(iii), or (iii) the Company pursuant to Section 8.1(c)(iv), then Parent shall, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, at the direction of the Company, the Reverse Termination Fee; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s right set forth in the second to last sentence of this Section 8.3(c), Section 8.3(d), Section 8.3(e) and Section 9.9, the Company’s receipt of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Acquisition Sub, the Guarantor, the Financing Sources under the Debt Financing or any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 8.3(d), Section 8.3(e) and Section 8.6 and for any of its expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12, and the Guarantor shall also be obligated pursuant to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). Except as set forth in this Section 8.3(c), Section 8.3(d) and Section 9.9, in connection with a termination by the Company of this Agreement pursuant to Section 8.3(b), under no circumstances shall the Company be (i) entitled to monetary damages other than the Reverse Termination Fee or (ii) permitted or entitled to receive any injunction, specific performance or other equitable relief. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement if, and only if, each of the following conditions has been satisfied: (i) all the conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the Debt Financing has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, and (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b) and any damages payable under Section 8.3(d); provided, however, that the Company shall not be entitled to receive both a grant of specific performance and payment of the Reverse Termination Fee).
(d)    Notwithstanding Section 8.3(c), payment of the Reverse Termination Fee pursuant to Section 8.3(b) (i) shall not constitute liquidated damages with respect to any claim for damages or any other claim which the Company would be entitled to assert against Parent, any Parent Related Parties (other than any Financing Source in respect of the Debt Financing, as to which Financing Sources the payment of the Reverse Termination Fee shall be the sole remedy) or any of their respective assets with respect to any such termination of this Agreement based upon fraud or a willful breach by Parent of this Agreement, and (ii) shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon fraud or a willful breach by Parent of this Agreement, it being understood that a failure by Parent to effect the Closing due to a failure of the Debt Financing to be funded if Parent shall have complied with all of its obligations with respect to the Debt Financing under this Agreement shall not constitute a willful breach but that a failure by Parent to effect the Closing when it would be required to occur under this Agreement if the Debt Financing is available and would be funded if the Equity Financing was funded shall constitute a willful breach.
(e)    Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but except as set forth in Section 8.3(d) is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 8.4    Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Shareholder Approval; provided, however, that (i) after the Requisite Shareholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the shareholders of the Company without such further approval of such shareholders nor any amendment or change not permitted under applicable Law and (ii) any amendment, modification, change or waiver of this clause (ii) of this Section 8.4, the fourth sentence of Section 9.5, clause (ii) to the first proviso to Section 9.7, Section 9.8, Section 9.10, Section 9.12 or Section 9.15, in each case to the extent such amendment, modification, change or waiver would materially adversely affect the rights of a Financing Source under such Section, shall require the prior written consent of the Financing Sources that are parties to the Debt Commitment Letter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.6    Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent, Acquisition Sub or the Surviving Corporation shall timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6, Section 6.9, Section 8.2 and Section 8.3.
Section 9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (b) on the date of delivery if delivered personally or sent via facsimile or e-mail, provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier, in each case to the parties at the following addresses:
if to Parent or Acquisition Sub (or the Surviving Corporation following Closing):

Privet Fund LP
79 West Paces Ferry Road
Suite 200B
Atlanta, GA 30305
Phone: (404) 419-2677
Fax: (404) 419-2681
Email: ryanl@privetfund.com
Attention: Ryan Levenson
with a copy (which shall not constitute notice) to:
Bryan Cave LLP
One Atlantic Center
1201 W. Peachtree Street, N.W.
Suite 1400
Atlanta, Georgia 30309
Phone: (404) 572-6787
Fax: (404) 420-0787
Email: Rick.Miller@BryanCave.com
Attention: Rick Miller, Esq.
if to the Company:
Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
Phone: (607) 378-4107
Fax: (607) 398-7949
Email: chuck.dougherty@hardinge.com
Attention: Charles Dougherty
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Phone: (212) 403-1333
Fax: (212) 403-2333
Email:    TSNorwitz@wlrk.com
Attention: Trevor S. Norwitz, Esq.

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
Section 9.3    Interpretation; Certain Definitions.
(a)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b)    The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and are incorporated herein and made a part hereof for all purposes as if fully set forth herein. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation” unless preceded by a negative predicate. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth at the beginning of this Agreement, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein and are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America.
Section 9.4    Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such term or provision to any person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(c) and Section 8.3(d), be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that materially affects the economic benefits anticipated by the parties or that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guaranty.
Section 9.5    Assignment. Subject to the further provisions of this Section 9.5, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Any attempted assignment in violation of this Section 9.5 shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Notwithstanding the foregoing and without the consent of any other party hereto: following prior written notice to the Company, Parent and Acquisition Sub shall be permitted to collaterally assign and/or grant a security interest in this Agreement and any related agreements, any or all of their respective rights and remedies hereunder and thereunder (and shall be able to exercise such rights and remedies), and all proceeds thereof, to the Financing Sources (or any agent or representative therefor), if and to the extent required under the terms of any Debt Commitment or any Financing Agreement; provided, however, that such assignment by Parent shall not limit or affect Parent’s obligations under this Agreement.

Section 9.6    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guaranty, the Equity Commitment Letter, the Support Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 9.7    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (a)(i) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (ii) the Financing Sources under the Debt Financing of Parent and Acquisition Sub (with respect to clause (ii) of Section 8.4, the fourth sentence of Section 9.5, clause (ii) to the first proviso to this Section 9.7, Section 9.8, Section 9.10, Section 9.12 or Section 9.15), (iii) the Parent Related Parties (with respect to Section 8.3) and the Company Related Parties (with respect to Section 8.3) and (iv) the holders of Company Options, Company Stock Units and Company Restricted Shares (with respect to Section 3.3 from and after the Effective Time) are third-party beneficiaries, and (b) the Company shall be entitled to pursue damages on behalf of its shareholders in the event of Parent’s or Acquisition Sub’s fraud or willful breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Acquisition Sub, and, subject to Section 8.3(d), which damages the parties acknowledge and agree may not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, the Company shall not be prohibited from seeking damages in respect of any benefits of the transactions contemplated by this Agreement lost by the Company’s shareholders; and provided, further, that under no circumstances shall the rights of shareholders of the Company as third-party beneficiaries pursuant to the foregoing clause (b) be enforceable by such shareholders or any other Person acting for or on their behalf other than the Company and its successor in interest.
Section 9.8    Governing Law.
(a)    This Agreement and all claims, controversies, disputes, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based upon, arising out of, or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, validity, performance and enforcement thereof (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and/or the interpretation and enforcement of the rights and duties of the Parties shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and wholly performed within such State, without regard or giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
(b)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, hearing or arbitration before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute, claim or controversy of any kind arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
Section 9.9    Specific Performance.
(a)    The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy at Law, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the penultimate sentence of Section 8.3(c), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), including the penultimate sentence thereof.

(b)    To the extent any party hereto brings an action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.
Section 9.10    Consent to Jurisdiction.
(a)    Each of the parties hereto hereby (a) expressly, irrevocably, and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (e) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of New York, County of New York) and the appropriate appellate courts therefrom. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Financing Source in connection with the transactions contemplated under this Agreement.
(b)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 9.11    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 9.12    WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB, THE COMPANY AND THE FINANCING SOURCES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE ACTIONS OF PARENT, ACQUISITION SUB, THE COMPANY OR THE FINANCING SOURCES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).
Section 9.13    No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 9.13.
Section 9.14    Failure or Delay Not Waiver; Remedies Cumulative. Except as otherwise specifically provided herein, no failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 9.15    No Recourse to Financing Sources. None of the Company or its Subsidiaries or Affiliates shall have any rights or claims against, or seek or claim (or direct or cause any Company Related Party to seek or claim) any damages against, any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of any Financing Source with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. Neither the Financing Sources nor any of their agents or representatives shall have any liability (whether in contract, in tort or otherwise) to the Company or any Company Related Party for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments including, but not limited to, the Debt Financing.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
HARDINGE HOLDINGS, LLC
By:    Privet Fund Management LLC, its                                 Manager

    By: /s/ Ryan Levenson
Ryan Levenson
Managing Member
HARDINGE MERGER SUB, INC.
By:      /s/ Ryan Levenson
    Name:    Ryan Levenson
    Title: Chief Executive Officer

HARDINGE INC.
By:     /s/ Christopher DiSantis
    Name:    Christopher DiSantis
    Title: Chairman

Appendix A
As used in this Agreement, the following terms shall have the following meanings:
“Acquisition Sub” shall have the meaning set forth in the Preamble.
“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(c).
“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act and in Section 5.14; provided that for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered Affiliates of Parent, Acquisition Sub or the Sponsor Entities.
“Agreement” shall have the meaning set forth in the Preamble.
“Anti-Bribery Act” shall have the meaning set forth in the definition of “Law.”
“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).
“Associates” shall have the meaning set forth in Section 5.14.
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“BMO” shall have the meaning set forth in Section 4.21.
“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).
“Certificates” shall have the meaning set forth in Section 3.1(b).
“CFIUS” means the Committee on Foreign Investment in the United States.
“claim” shall have the meaning set forth in Section 5.13.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.
“Company Acquisition Agreement” means any merger agreement, acquisition agreement or other similar agreement executed or entered into by the Company or any of its Affiliates.
“Company Benefit Plan” means any material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other material pension, profit sharing, 401(k), retirement, employment, consulting, independent contractor, severance, unemployment, welfare, disability, deferred compensation, stock purchase, stock option, stock-based, change-in-control, retention, fringe benefit, bonus or incentive compensation plan, program, policy or other arrangement, whether or not subject to ERISA, that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, consultant or other individual service provider of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has or reasonably could have any obligation or liability, including any and all plans or policies offered to employees of the Company or its Subsidiaries for which the Company or its Subsidiaries has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group arrangements.
“Company Common Stock” shall have the meaning set forth in Section 3.1(a).
“Company Compensation Committee” shall have the meaning set forth in Section 3.3(a).
“Company Debt” shall have the meaning set forth in Section 6.13.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company IT Systems” shall mean the software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used to process, store, maintain and operate data, information, and functions used by the Company and its Subsidiaries in connection with the business of the Company or any of its Subsidiaries, whether owned, leased or licensed by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate except to the extent that any such condition, change, effect or circumstance has a disproportionate adverse effect on the Company as compared to other participants in the industries and markets in which the Company and its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators; (vi) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1), (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) and (viii) any litigation or claim threatened or initiated by shareholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of the execution of this Agreement or the transactions contemplated hereby.
“Company Material Contract” shall have the meaning set forth in Section 4.16(a).
“Company Notice Period” shall have the meaning set forth in Section 6.5(e).
“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock.
“Company Pension Plan” shall have the meaning set forth in Section 4.12(d).
“Company Permits” shall have the meaning set forth in Section 4.5(a).
“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the shareholders of the Company adopt this Agreement.

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).
“Company Restricted Share” shall mean each issued and outstanding share of restricted Company Common Stock.
“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
“Company Shareholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).
“Company Software” shall have the meaning set forth in Section 4.14(d).
“Company Stock Unit” shall mean each outstanding restricted stock unit, performance stock unit or director deferred stock unit with respect to Company Common Stock.
“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).
“Confidentiality Agreement” shall mean the confidentiality agreement dated October 14 2015, between Privet Fund LP, Privet Fund Management LLC, Benjamin Rosenzweig and the Company, as amended from time to time.
“Consent” shall have the meaning set forth in Section 4.4(b).
“Continuing Employees” shall have the meaning set forth in Section 6.9(a).
“Contract” means any written or binding oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, sublicense, indenture, note, mortgage, bond, loan, instrument, understanding, permit, concession, franchise, commitment, undertaking or other agreement, other than any Company Benefit Plan.
“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).
“Data Protection Laws” shall mean all Laws relating to the privacy, protection, or security of data or information, including with respect to any collection, usage, disclosure, transfer, sharing, retention, destruction, disposal of or other processing of Personal Data.
“debt” shall have the meaning set forth in Section 5.13.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).
“Debt Financing” shall have the meaning set forth in Section 5.7(a).
“Debt Payoff Amount” shall have the meaning set forth in Section 6.13.
“Department of State” shall have the meaning set forth in Section 2.3(a).
“DSS” means the Defense Security Service, a branch of the United States Department of Defense.
“Effective Time” shall have the meaning set forth in Section 2.3(a).
“Environmental Laws” means all Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials, including (in the United States) the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar national, state and local Laws, in effect as of the date hereof.
“Equity Commitment Letter” shall have the meaning set forth in Section 5.7(a).
“Equity Financing” shall have the meaning set forth in Section 5.7(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Fund” shall have the meaning set forth in Section 3.2(a).
“Excluded Party” shall have the meaning set forth in Section 6.5(h)(iii).
“Expense Cap” shall have the meaning set forth in Section 8.3(a).

“Expenses” shall mean all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the due diligence examination, authorization, preparation, negotiation, financing, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, any Schedule 13E-3 filed pursuant to SEC Rule 13e-3 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of shareholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“FCPA” shall have the meaning set forth in the definition of “Law.”
“Financing” shall have the meaning set forth in Section 5.7(a).
“Financing Agreements” shall have the meaning set forth in Section 6.11(c).
“Financing Commitments” shall have the meaning set forth in Section 5.7(a).
“Financing Sources” means the lenders that are counterparties to the Debt Commitment Letter (or any Financing Agreements resulting therefrom) and their officers, directors, employees, agents and representatives.
“Foreign Plan” shall mean any Company Benefit Plan that is maintained outside of the United States.
“GAAP” shall mean the United States generally accepted accounting principles.
“Go-Shop Period End Date” shall have the meaning set forth in Section 6.5(a).
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.
“Guarantor” means Privet Fund LP.
“Guaranty” shall have the meaning set forth in the Recitals.
“Hazardous Materials” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, to the environment or natural resources, and under or for which liability or standards of conduct may be imposed by Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, odors, noise, mold and microbial agents, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls, for which liability or standards of conduct may be imposed by Environmental Laws.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” shall mean, as to a Person (which term shall include any of such Person’s Subsidiaries), without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be treated as outstanding Indebtedness until drawn, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).
“Intellectual Property” shall mean, all right, title and interest, existing in any and all jurisdictions throughout the world, in all (i) patents, patent applications, and all extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (ii) trademarks, trade names, service marks, logos, corporate names, internet domain names, and any applications for registration, renewals and extensions of any of the foregoing, together with all goodwill associated with each of the foregoing, (iii) registered and unregistered copyrights, including copyrights in computer software, mask works and databases and (iv) trade secrets and other proprietary know-how.
“Intervening Event” shall have the meaning set forth in Section 6.5(e).
“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry of their respective direct reports, of the officers and employees of the Company or Parent, as applicable, listed on Section 1.1(a) of the Company Disclosure Letter and Section 1.1(a) of the Parent Disclosure Letter, respectively.
“Koppers Pond Site” means Operable Unit 4 of the Kentucky Avenue Wellfield Superfund Site located in Chemung County, New York.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority (including the Sarbanes-Oxley Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and, in each case, any rules or regulations promulgated thereunder, and, where applicable, any anti-bribery or corruption legislation enacted by a Governmental Authority (“Anti-Bribery Act”)).
“Leased Real Property” shall have the meaning set forth in Section 4.17(b).
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in Section 3.1(b).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).
“NYBCL” shall have the meaning set forth in the Preamble.
“Off-the-Shelf Software” means any software that is generally available to the public through retail stores or commercial distribution channels and licensed to the Company or any of its Subsidiaries pursuant to standard terms and conditions for a license fee of less than $50,000.
“Open Source Software” shall mean any software that is distributed as free software or open source software, or under similar licensing or distribution models, including software licensed or distributed under any license that is or is substantially similar to a license identified by the Open Source Initiative at www.opensource.org.
“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.
“Owned Real Property” shall have the meaning set forth in Section 4.17(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Material Adverse Effect” shall mean any change, effect or circumstance that, individually or in the aggregate, that has or would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
“Parent Organizational Documents” shall mean the articles of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.
“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).
“Paying Agent” shall have the meaning set forth in Section 3.2(a).
“PBGC” shall have the meaning set forth in Section 4.12(a).
“PCI II” shall have the meaning set forth in Section 5.7(a).
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business; (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof and (viii) licenses and other grants of rights with respect to Intellectual Property.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” shall mean any data or information that identifies an individual or, whether alone or in combination with any other information or data, could reasonably be used to identify an individual (including, as applicable, any current or former employee or contractor of the Company or any Subsidiary).
“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).
“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).
“Privet Shares” shall have the meaning set forth in Section 3.1(a).
“Proxy Statement” shall have the meaning set forth in Section 4.7.
“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
“Representatives” shall have the meaning set forth in Section 6.4.
“Requisite Shareholder Approval” shall have the meaning set forth in Section 4.19.
“Restricted Share Cash Payment” shall have the meaning set forth in Section 3.3(c).
“Reverse Termination Fee” shall mean amount equal to (i) $14,631,000 plus (ii) all Expenses of the Company and its Subsidiaries not in excess of the Expense Cap.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Shareholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Solvent” shall have the meaning set forth in Section 5.13.
“Special Committee” a special committee of the Company’s board of directors comprised of independent members of the board of directors not affiliated with Parent or Acquisition Sub.
“Sponsor Entities” shall have the meaning set forth in the Recitals.
“Stock Unit Cash Payment” shall have the meaning set forth in Section 3.3(b).
“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).
“Support Agreement” shall have the meaning set forth in the Recitals.
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Surviving Corporation Debt” shall have the mean set forth in Section 6.13.
“Tax” or “Taxes” shall mean all U.S. federal, state and local, and foreign taxes, fees, assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, addition to tax or penalties related thereto.
“Tax Returns” shall mean any returns, declarations, reports, or information returns or statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claims for refund or amended returns.
“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
“Termination Fee” shall have the meaning set forth in Section 8.3(a).
“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.
“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than Privet Shares) immediately prior to the Effective Time and (y) the Merger Consideration.

“WARN Act” shall have the meaning set forth in Section 5.15.